  As filed with the Securities and Exchange Commission on February 17, 1999.
                                                     Registration No. 333-71883

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             -----------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                                   GALAGEN INC.

           (Exact name of the Registrant as specified in is charter)



             Delaware                                41-1719104
    (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)               Identification No.)


                                1275 Red Fox Road
                           Arden Hills, Minnesota 55112
                                  (651) 634-4230
                (Address and telephone number of the Registrant's
                           principal executive offices)

                                  Robert A. Hoerr
          Chairman of the Board of Directors and Chief Executive Officer
                                   GalaGen Inc.
                                1275 Red Fox Road
                           Arden Hills, Minnesota 55112
                                  (651) 634-4230
            (Name, address and telephone number of agent for service)
                             -----------------------


                                    copy to:
                                  Kris Sharpe
                               Faegre & Benson LLP
                              200 Norwest Center
                            90 South Seventh Street
                          Minneapolis, Minnesota 55402
                             -----------------------


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /___________________

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_________________________________________

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                          CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE     PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
         BE REGISTERED                  REGISTERED      OFFERING PRICE PER     AGGREGATE OFFERING    REGISTRATION
                                                             SHARE (1)             PRICE (1)              FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value              318,800             $2.39                  $761,932           $212 (2)
                                          Shares


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2)  Previously paid.
                       ------------------------------------

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and does not seek an offer to buy these securities in any jurisdiction where the offer or sale in not permitted.

                   Subject to completion.  Dated February 17, 1999.


                                   PROSPECTUS

                                 318,800 SHARES

                                  GALAGEN INC.

                                  COMMON STOCK
                                 ______________

                                  GalaGen Inc.
                               1275 Red Fox Road
                          Arden  Hills, Minnesota 55112
                                (651) 634-4230
                                 ______________

          This Prospectus relates to shares of our Common Stock that may be sold by a certain stockholder. We will not receive any of the proceeds from the sale of those shares.

          Our Common Stock is traded on the Nasdaq National Market under the symbol "GGEN." On February 12, 1999, the last sale price for the Common Stock, as reported on the Nasdaq National Market, was $2.03 per share.

          SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                                 ______________

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                 ______________

                   The date of this Prospectus is February __, 1999

                              THE COMPANY

     We are a nutritional products company whose mission is to become the leading presence in foods, beverages and dietary supplements that help enhance the immune system. To accomplish this mission, we are focusing our efforts on channels that demand immune-enhancing benefits in certain segments of the consumer foods and beverages market and in certain segments of the clinical nutrition products markets. A critical factor for our success is our immune-enhancing ingredient that is derived from colostrum, the highly nutritious first milk from a dairy cow, which has been branded Proventra-TM-Brand Natural Immune Components ("Proventra"). The primary immune-enhancing components of Proventra are antibodies, which are proteins that enhance the body's immune system to protect against harmful pathogens. Secondary immune-enhancing components providing further disease resistance are proteins, such as lactoferrin, as well as growth factors and multiple vitamins and minerals.

     We are a Delaware corporation formed in 1992. Our executive offices are located at 1275 Red Fox Road, Arden Hills, Minnesota 55112, and our telephone number is (651) 634-4230.

                              RISK FACTORS

     You should consider carefully the following risks before you decide to buy our Common Stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties also may impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the trading price of our Common Stock could decline, and you may lose all or part of the money paid to buy our Common Stock.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties.
Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described below and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

GENERAL

     SUFFICIENCY OF WORKING CAPITAL AND CAPITAL REQUIREMENTS

     We have experienced significant operating losses in each year since our inception in 1987 and have an accumulated deficit of more than $56 million as of September 30, 1998. Our ability to achieve profitable operations depends in large part on entering into agreements for product development and commercialization and making the transition to a manufacturing and marketing company. We cannot be sure we will ever achieve a profitable level of operations.

     Our anticipated cash requirements for working capital depend on numerous factors. These factors include:

     - our spending on marketing activities, including clinical marketing trials for certain products acquired from NM Holdings, Inc. (formerly known as Nutrition Medical, Inc.) ("NMI");
     -    our progress in securing strategic alliances;
     - the willingness and ability of our partners in strategic alliances to provide funding for product development and marketing;
     -    our spending on product development programs;
     -    the rate of technological advances in the production of our products;
     -    our spending on developing manufacturing capabilities; and
     -    the status of competitive products.

     Our long-term ability to continue funding our planned operations depends on our ability to obtain additional funds through:

     -    product revenues;
     -    equity or debt financing;
     -    strategic alliances;
     -    license agreements; or
     -    other financing sources.

     A lack of adequate funding could eventually result in our insolvency or bankruptcy. At a minimum, if adequate funds are not available, we may be required to delay or to eliminate expenditures for certain of our product development efforts or to license to third parties the rights to commercialize products or technologies that we would otherwise seek to develop ourselves. Because of our significant long-term capital requirements, we may seek to raise funds when conditions are favorable, even if we do not have an immediate need for such additional capital at such time. If we have not raised funds prior to when our needs for funding become immediate, we may be forced to raise funds when conditions are unfavorable, which could result in significant dilution of our current stockholders.

     VOLATILITY OF MARKET FOR COMMON STOCK

     While our Common Stock has been traded on the Nasdaq National Market since our initial public offering, the volume of shares of Common Stock traded on that market has been small relative to comparable issuers. We cannot be sure that an active trading market will be sustained after the sale of the Common Stock offered hereby. Further, we cannot be sure of the liquidity of the market for the Common Stock or the price at which any sales may occur. The trading price of the Common Stock in the future will depend upon the number of holders thereof, the interest of securities dealers in maintaining a market in the Common Stock and other factors beyond our control. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Market fluctuations may adversely affect the market price of our Common Stock, particularly given the small volume of shares traded. The market price of our Common Stock could be subject to significant fluctuations in response to our operating results, the operating results of our competitors or other biotechnology companies, or regarding technological developments, government regulations, proprietary rights, litigation or public safety concerns, and other factors.

     LOSS OF NASDAQ NATIONAL MARKET LISTING

     Our Common Stock is currently listed on the Nasdaq National Market. On August 22, 1997, the Securities and Exchange Commission (the "SEC") approved a number of proposed changes to the Nasdaq listing requirements that became effective February 22, 1998. Under these requirements, a company with a security listed on the Nasdaq National

Market must meet certain quantitative maintenance criteria for continued listing of the security. Under "Maintenance Standard 1" for the Nasdaq National Market, which is the maintenance standard most applicable to our Common Stock, each of the following conditions must be maintained:

     -    our Common Stock must have a minimum bid price of $1 per share;
     -    our Common Stock must have a public float of 750,000 shares;
     - the market value of the public float of our Common Stock must be over $5 million;
     -    we must have net tangible assets of over $4 million;
     -    there must be a minimum of 400 round lot holders of our Common Stock;
          and
     -    there must be at least two market makers in our Common Stock.

     As of December 31, 1998, all of the requirements for continued listing of our Common Stock on the Nasdaq National Market were being met. Failure to maintain the continued listing requirements, or to file a plan acceptable to Nasdaq for meeting those requirements, may result in the removal of our Common Stock from listing on the Nasdaq National Market. If trading privileges in our Common Stock on the Nasdaq National Market were terminated, we would be required to demonstrate compliance with the applicable requirements for initial inclusion of a security on the Nasdaq National Market before our Common Stock would be listed again on that exchange. The requirements for initial inclusion are more stringent than those for continued listing. We cannot be sure that our Common Stock will continue to be listed on the Nasdaq National Market. If we anticipate that our Common Stock will not qualify for continued listing on the Nasdaq National Market, we would apply to have its listing transferred to the Nasdaq Small Cap Market. If the listing of our Common Stock is transferred from the Nasdaq National Market to the Nasdaq Small Cap Market, it may be more difficult for broker-dealers to sell our Common Stock. If our Common Stock is removed from listing on the Nasdaq National Market, owners of shares of our Common Stock may have difficulty in selling such shares in the future. Additionally, if our Common Stock is removed from listing on the Nasdaq National Market, it may become more difficult for us to raise funds through the sale of Common Stock or securities convertible into Common Stock.

     PRODUCT LIABILITY AND INSURANCE RISKS

     Our business involves exposure to potential product liability risks that are inherent in the production, manufacture and distribution of consumer and clinical food products that are designed to be ingested. We maintain a general insurance policy that includes coverage for product liability claims up to an aggregate amount of $2 million. We cannot be sure, however, that we will be able to maintain such insurance on acceptable terms, that we will be able to secure increased coverage as the commercialization of our products increases or that any insurance will provide adequate protection against potential liabilities. We are not currently a named defendant in any product liability lawsuit. The successful assertion or settlement of any uninsured claim, a significant number of insured claims or a claim exceeding our insurance coverage could have a material adverse effect on our business and financial condition.

     RELIABILITY OF MARKET DATA

     We have obtained market and related data, which we may refer to from time to time in our press releases or filings with the SEC, from Frost & Sullivan, a competitive-market analysis firm. We have not independently verified the accuracy of such information, and, in any event, the methodology typically used in compiling market and related data means that such data is subject to inherent uncertainties and estimations. As a result, we cannot be sure as to the accuracy or completeness of such information. If we rely on inaccurate market information, the result could have a material adverse effect on our business and financial condition.

     ADEQUATE PROVENTRA PRODUCTION

     We believe that our current manufacturing facility will meet the anticipated requirements for the production of Proventra for use in consumer and clinical nutritional products through the year 2000. Further, we believe that contract manufacturers would be available to increase our Proventra production capacity quickly, if required. However, given our limited experience in manufacturing Proventra, we cannot be sure that we will be successful in producing acceptable Proventra on a commercial scale and at acceptable costs in our pilot plant facility. Our Proventra will be regulated by the Minnesota Department of Agriculture under the appropriate license. Our inability to adequately produce Proventra could have a material adverse effect on our business and financial condition.

     SUCCESSFUL COLLABORATIONS

     We anticipate that products containing Proventra will be introduced into certain markets in the last half of 1999 through certain collaborations we have established with other companies. Whether such products are introduced to test market on schedule depends on our ability and our collaborators' ability to accomplish the following:

     -    successfully finalize market research;
     -    successfully finalize product development;
     -    establish product manufacturing;
     - initiate marketing, sales and distribution activities related to such product; and
     -    provide the funding necessary to accomplish such activities.

     Our or our collaborators' inability to bring certain products to certain markets in 1999 could have a material adverse effect on our business and financial condition.

     PRODUCT DEVELOPMENT COSTS AND TARGET CUSTOMERS

     The amount of time it will take us, in conjunction with a strategic partner, to develop consumer and clinical nutrition products and the associated costs of such product development depends on, among other things, results of our market research for consumer and clinical products and on our discussions with certain end users or purchasers of the potential products. Such market research and discussions may give us indications of potential customers, what types of products they may desire and what clinical information is necessary for effective marketing and sales. Our or our partner's inability to obtain accurate marketing data, or to develop a product responsive to the needs identified by such data, could have a material adverse effect on our business and financial condition.

FUNCTIONAL FOOD AND NUTRACEUTICAL PRODUCTS

     FAVORABLE PUBLIC PERCEPTION

     We are highly dependent upon consumers' perception of the safety and quality of our products as well as similar products distributed by other companies. Thus, the mere publication of reports asserting that such products may be harmful could have a material adverse effect on our business and financial condition, regardless of whether such reports are scientifically supported and regardless of whether the alleged harmful effects would be present at the dosages recommended for such products.

     INGREDIENT RISKS

     Some of our products may contain innovative ingredients or combinations of ingredients that do not have a long history of human consumption. While we believe all of our products will be safe when taken as we direct, there is little long-term experience with human consumption of certain of these innovative product ingredients or combinations thereof in concentrated form. Although we perform research and/or test the formulation and production of our products, we will sponsor only limited clinical studies or rely on other outside published data. If certain of our innovative ingredients produce unwanted effects, we could be exposed to product liability claims and lose consumer confidence, which could have a material adverse effect on our business and financial condition.

     COMPETITION IN NUTRITIONAL PRODUCTS MARKET

     The nutritional products market is highly competitive with many large nationally known manufacturers and many smaller manufacturers and marketers of nutritional products. We currently know of no other company that is developing or marketing a nutritional food or beverage product that incorporates Proventra technology combined with active cultures and other ingredients. Potential competitors, however, could be larger than we are, have greater access to capital than we do and may be better able to withstand volatile market conditions than we are. Moreover, because the nutritional products industry generally has low barriers to entry, additional competitors could enter the market at any time. Although the nutritional products industry to date has been characterized by many relatively small participants, national or international companies (which may include pharmaceutical companies or other suppliers to mass merchandisers) may seek to enter or to increase their presence in or to consolidate this industry. Increased competition in the industry could have a material adverse effect on our business and financial condition.

CRITICAL CARE NUTRITION PRODUCTS

     INCREASED SALES VOLUME

     On December 23, 1998, we acquired certain critical care nutrition products from NMI. The products purchased from NMI had annualized sales of approximately $1.1 million at the time of the acquisition. Our ability to increase sales levels of the acquired critical care enteral nutrition products depends on our ability to successfully complete certain clinical marketing studies and the ability of the sales and marketing group we hired from NMI to effectively execute its operating sales and marketing plans. We may be materially adversely affected if we do not complete certain clinical marketing studies or if the sales and marketing personnel do not effectively execute their operating plans.

     PRODUCT ACCEPTANCE AND PRICING

     Our products, with the exception of Glutasorb-TM-, are designed to be substantially equivalent to existing branded competitive products. Although we believe that the quality and efficacy of our critical care nutrition products are comparable to branded competitive products, no independent comparison between our critical care nutrition products and competitive products has been completed. We cannot be sure that the efficacy or quality of our critical care nutrition products is, or will be, comparable to branded competitive products. Furthermore, our name and our products are relatively unknown to large segments of our target markets. We cannot be sure that our marketing efforts will achieve sufficient name recognition of our company and of our critical care nutrition products to significantly enhance revenues, which could have a material adverse effect on our business and financial condition.

     The principal advantage of our critical care nutrition products, with the exception of Glutasorb, is cost effectiveness. Because these products were recently acquired, we have not experienced any competitor lowering its prices to offset any price advantage we may have. We are aware that while the products were owned by NMI, at least one competitor in the critical care nutrition products market lowered prices to various customers of certain branded products to levels that offset all or part of the price advantage held by NMI. We believe that any selective price reductions by a competitor may result in indeterminable lost sales of our competing products. Because much of our marketing strategy is focused on the price advantage of our critical care nutrition products, if a competitor selling competitive products reduces or eliminates the price advantage of our products, we cannot be sure that we will be able to compete successfully with such a competitor or operate profitably under such conditions, which could have a material adverse effect on our business and financial condition.

     DEPENDENCE ON CONTRACT MANUFACTURERS

     We engage contract manufacturers to produce our critical care nutrition products according to our specifications. We rely on these manufacturers to comply with all applicable government regulations and manufacturing guidelines. We cannot be sure that contract manufacturers will consistently supply adequate quantities of our products on a timely basis, that such manufacturers will consistently comply with government regulations or that the quality of such products will be consistently maintained. In the event of a sale of a defective product, we would be exposed to product liability claims and could lose customer confidence. In addition, minimum quantity order requirements imposed by manufacturers may result in excess inventory levels, requiring additional working capital and increasing exposure to losses from inventory obsolescence. Although we believe we could find alternative manufacturers for our products, any interruption in supply of any of our products could have a material adverse effect on our business and financial condition.

     CUSTOMER CONCENTRATION

     Although our experience with our customer base is limited, our critical care nutrition product sales may become concentrated with a few large distributors and certain customers. We cannot be sure that orders from such customers will continue or that our future orders will not significantly decline, which could have a material adverse effect on our business and financial condition.

     LITIGATION INVOLVING COMPETITORS

     Companies in the private label industry are commonly the subject of claims and lawsuits brought by brand name competitors alleging that the private label products have formulas, labeling or packaging similar to competing brand name products. Certain of the critical care nutrition products we acquired from NMI were the subject of a lawsuit alleging patent infringement. The suit was favorably resolved before we acquired the products. Similar claims may be made against us by competitors in the future. Competitors may also respond to our marketing strategy by more aggressively seeking patents on their products to limit our future product development efforts. If similar allegations are made against us in the future, some of our current and future products may need to be reformulated or repackaged in order for us to continue to market products that are comparable to competitors' patented products. While we believe that reformulation of our products is generally possible, we may be unable to effectively reformulate certain of our products. We cannot be sure that a reformulated product would be deemed by customers to be essentially equivalent to the patented product. Moreover, we cannot be sure that any future lawsuits could be satisfactorily settled by reformulating, relabeling or repackaging a product. Such litigation may require the commitment of substantial management time and legal fees. Accordingly, such litigation may have a material adverse effect on our business and financial condition.

     COMPETITION

     Our competitors in the critical care nutrition products market are established companies that sell branded products that have achieved a high level of customer awareness. Although we believe we are the only company currently offering cost effective alternatives to the established brands, other companies may enter this market. If a larger company with significant financial resources were to compete directly with us in particular market segments, we cannot be sure that we would be able to compete successfully or operate profitably, which could have a material adverse effect on our business and financial condition.

     TRADEMARKS

     We are in the process of registering existing trademarks for the products acquired from NMI with the United States Patent & Trademark Office. As part of NMI, the products were not registered but instead relied on NMI's common law trademark rights. The lack of such registration may impair the ability of the Company to successfully register the trademarks or to prosecute successfully an infringement action against other users of these trademarks. We cannot be sure that our marks do not or will not violate the proprietary rights of others, that our proprietary rights in the marks would be upheld if challenged, or that we would not be prevented from using the marks, any of which could have a material adverse effect on our business and financial condition. In addition, we cannot be sure that we will have the financial resources necessary to enforce or defend our trademarks, which could also have a material adverse effect on our business and financial condition.

     GOVERNMENT REGULATION

     Our critical care products and potential critical care products are, or will be, subject to government regulation. Our current products are regulated as food and medical food by the Food and Drug Administration (the "FDA") and are subject to certain labeling requirements, current good manufacturing practice regulations and certain other regulations designed to ensure the safety of the products.

     Claims we make in labeling and advertising our products are subject to regulation by the FDA, the Federal Trade Commission and various state agencies under their general authority to prevent false, misleading and deceptive trade practices. These regulations involve stringent tracking, testing and documentation standards. Failure to comply with such requirements can result in adverse regulatory action, including injunctions, civil or criminal penalties, product recalls or the relabeling, reformulation or possible termination of certain products.

     Our current and potential products may become subject to further governmental regulation in the future. The burden of such regulation could add materially to the costs and risks of our development and marketing efforts. There can be no assurance that we could obtain the required approvals or comply with new regulations if our products are subject to additional governmental regulation in the future. Our failure to obtain necessary approvals or otherwise comply with government regulations could have a material adverse effect on our business and financial condition.

                  PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our Common Stock is listed on the Nasdaq National Market under the symbol GGEN. The following table shows, for the calendar periods indicated, the reported high and low sale prices of the Common Stock on the Nasdaq National Market, as reported by the Nasdaq National Market.

                                                     HIGH           LOW
                                                  ----------      ----------
    1997:
      First Quarter                               $4.625           $1.750
      Second Quarter                               3.250            2.000
      Third Quarter                                2.750            2.000
      Fourth Quarter                               2.375            1.500

    1998:
      First Quarter                               $2.250           $0.844
      Second Quarter                               3.313            1.563
      Third Quarter                                4.000            1.625
      Fourth Quarter                               3.000            1.375

 1999:
      First Quarter (through February 12, 1999)   $2.625           $1.750



     As of January 29, 1999 there were approximately 1,400 holders of record of our Common Stock.

     We have never declared or paid any cash dividends on our Common Stock. We currently do not anticipate paying any cash dividends in the foreseeable future.

                               SELLING STOCKHOLDER

     The following table identifies the selling stockholder (the "Selling Stockholder") and the number of outstanding shares of our Common Stock beneficially owned by it as of January 29, 1999. The maximum number of shares proposed to be sold by the Selling Stockholder pursuant to this Registration Statement and the number of shares it will own after such sales are also shown below. The Selling Stockholder obtained the shares offered hereby pursuant to an Asset Purchase Agreement dated as of September 1, 1998, as amended on October 28, 1998 and December 23, 1998 (collectively, the "Purchase Agreement") by and between Nutrition Medical, Inc. (currently known as NM Holdings, Inc.) and the Company. The percentages are based on 8,948,446 shares outstanding on January 29, 1999.

                                                 SHARES OWNED                           SHARES OWNED
                                               PRIOR TO OFFERING                     AFTER OFFERING (1)
                                             ----------------------               -------------------------
                                                        PERCENT OF     SHARES                   PERCENT OF
                 NAME                        NUMBER     OUTSTANDING    OFFERED      NUMBER      OUTSTANDING
-----------------------------------------    -------    -----------    -------    ----------    -----------
NM Holdings, Inc.                            318,800        3.6        318,800         0            --

----------------------------------
(1) Assumes sale of all shares of the Selling Stockholder offered hereby.


                                PLAN OF DISTRIBUTION

     The Selling Stockholder may effect the distribution of the shares from time to time (but no later than March 31, 2001) in one or more transactions:

     -    on the Nasdaq National Market or otherwise;
     -    in the over-the-counter market;
     -    in negotiated transactions;
     - through the writing of options on shares (whether the options are listed on an options exchange or otherwise); or
     -    a combination of such methods of sale.

     The Selling Stockholder may sell the shares at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. The Selling Stockholder also may sell the shares pursuant to Rule 144 adopted under the Securities Act of 1933, as amended (the "Securities Act"), at such times as such sales are permitted pursuant to such Rule. The Selling Stockholder may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or to the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholder and broker-dealers that participate with the Selling Stockholder in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. We have informed the Selling Stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 (as amended) may apply to the Selling Stockholder's sales of shares in the market.

     Upon notification to us by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealers,
(ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

     The Selling Stockholder agreed pursuant to the Purchase Agreement to limit its sales of the shares offered hereby as follows:

     (a) immediately upon effectiveness of the registration statement to which this Prospectus relates, the Selling Stockholder may sell or transfer up to 10% of the shares offered hereby;

     (b) during each month of December 1998 through May 1999 the Selling Stockholder may sell or transfer up to an additional 5% of the shares offered hereby per month; and

     (c) during each month of June 1999 through November 1999 the Selling Stockholder may sell or transfer up to an additional 10% of the shares offered hereby per month.

     The foregoing percentages are intended to be cumulative, such that any shares not sold within such limitations at the time or within the period permitted shall continue to be available for sale at any time during the remainder of the one-year period following December 23, 1998. After December 23, 1999 the Purchase Agreement imposes no limitation on the Selling Stockholder's ability to sell the shares offered hereby.

     We may suspend sales of shares offered hereby for a limited time, which in no event shall be longer than 90 days, if (a) such sales would materially adversely affect, or would be improper in view of (or improper without disclosure in a prospectus or other filing with the SEC), a proposed financing, reorganization, recapitalization, merger, acquisition, consolidation or similar transaction or other development involving or with respect to us (including, without limitation, through the premature disclosure thereof) or (b) we are conducting a public offering of capital stock (including during the effectiveness of any registration statement pertaining thereto) and the managing underwriter concludes in its reasonable judgment that sales of shares held by the Selling Stockholder would materially adversely affect the success of the offering. We will promptly notify the Selling Stockholder any time sales of shares offered hereby are suspended and will promptly notify the Selling Stockholder of the termination of any such suspension.

                        WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1997 (including information specifically incorporated by reference into our Form 10-K from our 1997 Annual Report to Shareholders and our definitive Notice and Proxy Statement for our 1998 Annual Meeting of Shareholders);

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998;

     -    Current Report on Form 8-K dated December 23, 1998; and

     - the description of our Common Stock contained in the registration statement on Form 8-A filed on March 13, 1996 and any amendment or reports filed to update that description after the date of this prospectus.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                         Mr. Gregg A. Waldon
                         Secretary
                         GalaGen Inc.
                         1275 Red Fox Road
                         Arden Hills, Minnesota 55112
                         (651) 634-4230

     You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                   LEGAL OPINIONS

     Faegre & Benson LLP, 2200 Norwest Center, Minneapolis, Minnesota 55402, will pass upon the validity of the shares of Common Stock offered hereby for the Company.

                                      EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report thereon included therein and incorporated herein by reference. Those financial statements are incorporated herein by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               Expenses in connection with the issuance and distribution of the shares of Common Stock being registered hereunder other than underwriting commissions and expenses, are estimated below.


              SEC registration fee . . . . . . . . . . . .  $   212
              Nasdaq listing fee . . . . . . . . . . . . .    6,376
              Legal services and expenses. . . . . . . . .   65,000
              Accounting services and expenses . . . . . .    1,000
              Printing fees. . . . . . . . . . . . . . . .      500
              Miscellaneous. . . . . . . . . . . . . . . .      412
                                                            -------
              Total                                         $73,500
                                                            -------
                                                            -------

              Except for the SEC registration fee and the Nasdaq listing fee, all of the foregoing expenses have been estimated. The Selling Stockholder will bear fees and disbursements of their own legal counsel and transfer taxes, provided, however, that the Company will pay up to $1,250 of the expenses for legal counsel to the Selling Stockholder in connection with the registration of this offering. The Company will bear all other expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his or her services as a director or officer of the corporation, or his or her service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him or her ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him or her, in connection with the defense or settlement of such action, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides for the general authorization of advancement of a director's or officer's litigation Expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of Expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification of Expenses may be entitled under any bylaw, agreement or otherwise.

          The Restated Certificate of Incorporation of the Company eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except under certain circumstances involving certain wrongful acts such as breach of a director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any unlawful acts under Section 174 of the General Corporation Law of the State of Delaware, or for any transaction from which a director derives an improper personal benefit. The Company's Restated Certificate of Incorporation and Restated Bylaws provide for the broad indemnification of the directors and officers of the Company and for advancement of litigation expenses to the fullest extent required or permitted by current Delaware law.

          Under Section 15.5 of the Purchase Agreement filed as Exhibit 4.2 hereto, the Selling Stockholder agrees to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 16.    EXHIBITS

Exhibit
Number
-------

3.1        Restated Certificate of Incorporation of the Company. (1)
3.2        Restated Bylaws of the Company. (2)
4.1        Specimen Common Stock Certificate. (3)
4.2        Asset  Purchase  Agreement  by  and between the Company and Nutrition
           Medical, Inc. dated as of September 1, 1998. (4)
4.3        Amendment  to Asset Purchase Agreement by and between the Company and
           Nutrition Medical, Inc. dated as of October 28, 1998. (5)
4.4        Second  Amendment  to  Asset  Purchase  Agreement  by and between the
           Company  and  Nutrition  Medical, Inc. dated as of December 23,
           1998. (6)
5          Opinion of Faegre & Benson LLP. (7)
23.1       Consent of Ernst & Young LLP. (7)
23.2       Consent of Faegre & Benson LLP (included in Exhibit 5).
24         Powers of Attorney of directors and officers of the Company. (7)


--------------------------
     (1) Incorporated herein by reference to Exhibit No. 3.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (File No. 0-27976).

     (2) Incorporated by reference to Exhibit No. 3.4 of the Company's Registration Statement on Form S-1 (Registration No. 333-1032)

     (3) Incorporated herein by reference to the same numbered Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-1032).

     (4) Incorporated herein by reference to Exhibit No. 10.26 to the Company's Quarterly Report on Form 10-Q for the quarterly period ending September 30, 1998 (File No. 0-27976).

     (5) Incorporated herein by reference to Exhibit No. 2.2 to the Company's Current Report on Form 8-K dated December 23, 1998 (File No. 0-27976).

     (6) Incorporated herein by reference to Exhibit No. 2.3 to the Company's Current Report on Form 8-K dated December 23, 1998 (File No. 0-27976).

     (7)  Filed with original filing.

ITEM 17.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (1)(i) and
     (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arden Hills, State of Minnesota, on February 17, 1999.

                                   GALAGEN, INC.
                                   (Registrant)


                                   By   /s/ Robert A. Hoerr, M.D., Ph.D.
                                        --------------------------------
                                        Robert A. Hoerr, M.D., Ph.D.
                                        CHAIRMAN OF THE BOARD OF DIRECTORS
                                        AND CHIEF EXECUTIVE OFFICER

          Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons, representing a majority of the Board of Directors, in the capacities indicated as of February 17, 1999.


                 NAME                                        TITLE
-----------------------------------            -------------------------------
/s/ Robert A. Hoerr, M.D., Ph.D.
-----------------------------------
    Robert A. Hoerr, M.D., Ph.D.                Chairman of the Board of
                                                Directors and Chief Executive
                                                Officer (Principal Executive
                                                Officer and Director)

/s/ Gregg A. Waldon
-----------------------------------
          Gregg A. Waldon                       Vice President, Chief Financial
                                                Officer, Treasurer and
                                                Secretary (Principal Financial
                                                Officer and Principal
                                                Accounting Officer)
               *
-----------------------------------
        Henry J. Cardello                                  Director

               *
-----------------------------------
         Ronald O. Ostby                                    Director
               *
------------------------------------
         R. David Spreng                                    Director


*Robert A. Hoerr, M.D., Ph.D., by signing his name hereto, does hereby sign this document on behalf of himself and each of the other above-named directors of the Registrant pursuant to powers of attorney duly executed by such person.


/s/  Robert A. Hoerr, M.D., Ph.D.
------------------------------------
     Robert A. Hoerr, M.D., Ph.D.

                                 EXHIBIT INDEX

EXHIBIT  DESCRIPTION                                        PAGE
-------  -----------------------------------------------    ------------------------------
 3.1       Restated Certificate of Incorporation of the       INCORPORATED BY REFERENCE
           Company. (1)

 3.2       Restated Bylaws of the Company. (2)                INCORPORATED BY REFERENCE

 4.1       Specimen Common Stock Certificate. (3)             INCORPORATED BY REFERENCE


 4.2       Asset Purchase Agreement by and between the        INCORPORATED BY REFERENCE
           Incorporated Company and Nutrition Medical,
           Inc. dated as by Reference of September 1,
           1998. (4)

 4.3       Amendment to Asset Purchase Agreement by and       INCORPORATED BY REFERENCE
           between the Company and Nutrition Medical,
           Inc. dated as of October 28, 1998. (5)

 4.4       Second Amendment to Asset Purchase Agreement       INCORPORATED BY REFERENCE
           by and between the Company and Nutrition
           Medical, Inc. dated as of December 23, 1998.
           (6)

 5         Opinion of Faegre & Benson LLP.                    PREVIOUSLY FILED ELECTRONICALLY

 23.1      Consent of Ernst & Young LLP.                      PREVIOUSLY FILED ELECTRONICALLY

 23.2      Consent of Faegre & Benson LLP (included in        PREVIOUSLY FILED ELECTRONICALLY
           Exhibit 5).

 24        Powers of Attorney of directors and officers       PREVIOUSLY FILED ELECTRONICALLY
           of the Company.

----------------------------
  (1) Incorporated herein by reference to Exhibit No. 3.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (File No. 0-27976).

  (2) Incorporated by reference to Exhibit No. 3.4 of the Company's Registration Statement on Form S-1 (Registration No. 333-1032)

  (3) Incorporated herein by reference to the same numbered Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-1032).

  (4) Incorporated herein by reference to Exhibit No. 10.26 to the Company's Quarterly Report on Form 10-Q for the quarterly period ending September 30, 1998 (File No. 0-27976).

  (5) Incorporated herein by reference to Exhibit No. 2.2 to the Company's Current Report on Form 8-K dated December 23, 1998 (File No. 0-27976).

  (6) Incorporated herein by reference to Exhibit No. 2.3 to the Company's Current Report on Form 8-K dated December 23, 1998 (File No. 0-27976).